PURCHASE AND SALE AGREEMENT

among

BOWNE & CO., INC.,

WILLIAMS LEA GROUP LIMITED

and

WILLIAMS LEA HOLDINGS INC.

Dated as of October 7, 2004

TABLE OF CONTENTS

SCHEDULES

Schedule A
Schedule B
Schedule 2.2
Schedule 2.2(c)(i)(A)
Schedule 2.2(c)(i)(D)
Schedule 3.1
Schedule 3.3
Schedule 3.4
Schedule 3.5
Schedule 3.6(a)
Schedule 3.6(b)
Schedule 3.7
Schedule 3.8(a)
Schedule 3.8(b)
Schedule 3.9(a)
Schedule 3.9(b)
Schedule 3.9(c)
Schedule 3.10
Schedule 3.11
Schedule 3.12
Schedule 3.13
Schedule 3.14(a)
Schedule 3.14(b)(i)(A)
Schedule 3.14(b)(i)(B)
Schedule 3.14(b)(ii)
Schedule 3.14(b)(vii)
Schedule 3.14(b)(viii)
Schedule 3.14(b)(ix)
Schedule 3.15
Schedule 3.16
Schedule 3.17
Schedule 3.18
Schedule 3.19
Schedule 3.20
Schedule 3.21
Schedule 4.2
Schedule 4.3
Schedule 4.4
Schedule 4.9
Schedule 5.1
Schedule 5.8(a)
Schedule 5.8(b)
Schedule 5.8(c)
Schedule 5.8(d)
Schedule 5.10
Schedule 5.11(a)
Schedule 5.12
Schedule 5.12(b)
Schedule 5.16
Schedule 5.17(a)
Schedule 5.17(c)
Schedule 6.1(b)
Schedule 6.3(d)
Schedule 6.3(e)
Persons with Seller’s Knowledge
Working Capital Target Amount
Working Capital Calculation Methodology
Accrued Bonuses Methodology
Accrued Customer Discounts Methodology
Exceptions to Due Organization
Company Contractual Consents
Company Governmental Consents
Owned Subsidiaries and Securities
Financial Statements
Undisclosed Liabilities and Capital Expenditures
Exceptions to Absence of Changes
Exceptions to Real and Personal Properties
Leased Property
Material Contracts
Exceptions to Contracts
Affiliated Contracts
Litigation
Exceptions to Permits and Compliance with Laws
Intellectual Property
Exceptions to Tax Filings
Labor Controversies
Employee Benefit Plans
Company Benefit Plans
Multiemployer and Other Plans
Post-Employment Welfare Benefits
Change of Control
Obligations to Create or Modify Plans
Exceptions to Environmental Compliance, Licenses and Permits
Guarantees
Seller Finders; Brokers
Affiliate Transactions
Insurance
Exceptions to Customers
Banks, Brokers and Powers of Attorney
Buyer Authorizations
Buyer Contractual Consents
Buyer Governmental Consents
Buyer Finders; Brokers
Exceptions to Interim Operation of the Business
Buyer Requested Transition Services
Seller Requested Transition Services
Bowne Names and Marks
Separation-Related Assistance and Support
Affiliate Arrangements Remaining After Closing
Excluded Assets
Certain Office Leases
Subdivided Office Space
Severance Payments
Non-Compete Definition
Non-Compete Exceptions
Required Consents
Required Transfers and Assignments
Annual Gross Profits

EXHIBITS

Exhibit A Form of Transition Services Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of October 7, 2004 (hereinafter this “Agreement”), is made among Bowne & Co., Inc., a Delaware corporation (“Seller”), Williams Lea Group Limited, a private limited company organized under the laws of England and Wales (“Parent”), and Williams Lea Holdings Inc., a corporation organized under the laws of Delaware (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller wholly owns Bowne Business Solutions, Inc., a Delaware corporation (“BBS”), which, together with its Subsidiaries (BBS and its Subsidiaries, collectively, the “Companies”), is engaged in providing information management services to professional services organizations and corporations, primarily large law firms, investment banks and accounting firms (as conducted by the Companies on the date of this Agreement, and except as otherwise provided for purposes of Section 5.17, the “Business”); and

WHEREAS, Buyer, a Subsidiary of Parent, desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the outstanding share capital in BBS (the “Share Interests”) (such purchase and sale, the “Share Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day on which banks in the State of New York are authorized or required to be closed.

“Buyer Material Adverse Effect” means any change or effect that would materially adversely impair or impact Parent’s or Buyer’s ability to perform its obligations hereunder.

“BWL Asia” means Bowne Williams Lea Asia, Limited, an Affiliate of Parent.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” means, when used in connection with BBS or any of its Subsidiaries, a material adverse effect on the business, financial condition or results of operations of BBS and its Subsidiaries taken as a whole, excluding any effects related to or resulting from (i) events affecting the United States, European or global economy or capital or financial markets generally, (ii) changes in conditions in the industries in which the Companies conduct business, or (iii) changes in laws, regulations or U.S. GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto.

“Consents” means consents, approvals, authorizations, permits, clearances, exemptions and notices.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Governmental Antitrust Authority” means any Governmental Entity with regulatory jurisdiction over any Consent required for the consummation of the sale of the Share Interests, under the Hart-Scott Act and under any other competition Laws.

“Governmental Entity” means any federal, state, local, domestic or foreign government or political subdivision thereof, any court or tribunal of competent jurisdiction, any regulatory or administrative agency or commission (including the European Commission), any quasi-governmental authority or self-regulatory organization, or other governmental authority or instrumentality.

“Indebtedness” means, for any Person, without duplication and calculated on a consolidated basis, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person under capital leases, and (v) all Indebtedness of others secured by a Lien upon the assets of or guaranteed by such Person.

“Intellectual Property” means: (i) patents, inventions, discoveries, processes, developments, technology, know-how; (ii) copyrights and copyrightable works, website content, software, databases and related items; (iii) trademarks, service marks, trade names, domain names, logos, trade dress and the goodwill of the business symbolized thereby; (iv) trade secrets and confidential or proprietary information; and (v) any registrations or applications related to the foregoing.

“Interest Rate” means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the date of any payment of a Final Adjustment Amount pursuant to Section 2.2(b)(v).

“IRS” means the Internal Revenue Service or any successor thereof.

“Law” means any statute or law or ordinance, rule, regulation, code, enactment or other statutory or legislative provision or rule of common law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) any purchase option, call, right of first offer or refusal, or similar right of a third party with respect to such asset.

“Net Working Capital” means adjusted net working capital calculated as set forth in Schedule 2.2.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including any Governmental Entity.

“Seller’s Knowledge” means the actual knowledge of the Persons listed on Schedule A hereto.

“Subsidiary” or “Subsidiaries” of Parent, Buyer, Seller or any other Person means any corporation, partnership, limited liability company, business trust, joint venture or other legal entity of which Parent, Buyer, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), (x) owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or similar governing body of such entity or (y) is the general partner, managing member or similar governing body of such entity. Notwithstanding anything herein to the contrary, any Person that is an Excluded Asset shall not be a Subsidiary of BBS for any and all purposes under this Agreement.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, alternative or add-on minimum, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transactions” means the transactions contemplated by this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles as of the date hereof.

“Working Capital Target Amount” means the targeted amount of Net Working Capital set forth on Schedule B.

Section 1.2 Other Definitions. The following terms have the meanings given to them in the Sections indicated below.

Term	Section
Action	3.4
Adjustment Statement	2.2	(b)(i)
Affiliated Assets	3.8	(a)
Affiliated Contracts	3.9	(c)
Agreement	Preamble
Annual Financial Statements	3.6	(a)
Antitrust Division	5.3	(a)
BBS	Recitals
Benefit Plans	3.14	(b)(i)
Books and Records	5.5
Bowne Names and Marks	5.8	(c)
Business	Recitals
Buyer	Preamble
Buyer Requested Transition Services.	5.8	(a)
CERCLA	3.15	(a)
Closing	2.3
Closing Date	2.3
Closing Net Working Capital	2.2	(b)(i)
COBRA	3.14(b)(vii)
Companies	Recitals
Company Benefit Plans	3.14	(b)(i)
Company Employee	3.14	(b)(i)
Confidentiality Agreement	5.2	(b)
Contest	8.6	(a)
Environmental Laws	3.15	(a)
ERISA	3.14	(b)(i)
ERISA Group	8.1	(d)
Excluded Assets	5.11	(a)
Excluded Liabilities	2.2	(c)(i)
Final Adjustment Amount	2.2	(b)(v)
Final Adjustment Statement	2.2(b)(iii)
Financial Statements	3.6	(a)
Financing Commitments	4.8
FTC	5.3	(a)
Guarantees	5.7	(a)
Hart-Scott Act	3.4
Hazardous Substances	3.15	(b)
Indemnified Party	8.3	(a)
Indemnifying Party	8.3	(a)
Initial Purchase Price	2.1	(a)
Interim Balance Sheet	3.6	(a)
Interim Financial Statements	3.6	(a)
Leased Property	3.8	(b)
Losses	8.1
Material Contracts	3.9	(a)
Multiemployer Plan	3.14(b)(ii)
Multiple Employer Plan	3.14(b)(ii)
Neutral Auditor	2.2(b)(iii)
Non-Compete Consideration	2.1	(a)
Parent	Preamble
Permits	3.11
Permitted Liens	3.8	(a)
Post-Closing Taxes	8.2	(e)
Pre-Closing Consolidated Return	8.6	(a)
Pre-Closing Tax Periods	5.14	(a)(i)
Purchase Price	2.1	(a)
Release	3.15	(b)
Resolution Period	2.2(b)(ii)
Restricted Period	5.17	(a)
Restrictive Covenants	5.17	(d)
Retained Litigation	8.1	(f)
Securities Act	4.7
Seller	Preamble
Seller Group	8.1	(c)
Seller Requested Transition Services	5.8	(b)
Share Interests	Recitals
Share Purchase	Recitals
Straddle Period	5.14	(c)
Straddle Returns	5.14	(b)
Tax Benefits	8.4	(e)
Tax Costs	8.4	(e)
Tax Losses	8.1	(c)
Tax Statement	5.14	(b)
Threshold Amount	8.4(a)(ii)
Title IV Plan	3.14(b)(ii)
Top 25 Customers	3.9	(a)(i)
Voting Undertakings	4.8
Walk-Away Deadline	6.3	(e)
WARN Act	3.14	(b)(x)

Section 1.3 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein”, “hereof” or “hereto” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not be limited to any particular provision, section or subsection of this Agreement. Any Law defined or referred to in this Agreement means such Law as it is amended from time to time, and also includes any successor Law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1 Purchase Price and Non-Compete Consideration.

(a) Amount of Purchase Price and Non-Compete Consideration. The purchase price for the Share Interests shall be $169,000,000 in cash, as adjusted pursuant to Section 2.2(a) (the “Initial Purchase Price”) and as adjusted pursuant to Section 2.2(b) hereof (as adjusted, the “Purchase Price”). In addition, the consideration for Seller’s Restrictive Covenants in Section 5.17 (the “Non-Compete Consideration”) shall be $11,000,000 in cash.

(b) Payment of Initial Purchase Price and Non-Compete Consideration. On the Closing Date, Parent shall cause Buyer to pay, and Buyer shall pay, the Initial Purchase Price and Non-Compete Consideration in immediately available federal funds to such bank accounts, in the United States, as shall be designated by Seller in writing at least two Business Days prior to Closing.

Section 2.2 Purchase Price Adjustment

(a) Adjustment Methodology. The following principles shall apply to the calculation of purchase price adjustments hereunder, including the estimates set forth above:

(i) Unless otherwise specified, all such calculations required to be made as of the Closing Date shall be calculated as of the opening of business (New York City time) on the Closing Date, without giving effect to any of the Transactions;

(ii) All such calculations shall be made in U.S. dollars and utilizing the same principles, policies, methodologies and procedures adopted in the preparation of the Interim Balance Sheet, except for the modifications set forth in Schedule 2.2; and

(iii) The calculations shall be made in a manner consistent with the methodologies set forth on Schedule 2.2.

(b) Final Adjustment Procedures.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Adjustment Statement”) calculating the actual amount of Net Working Capital as of the opening of business (New York City time) on the Closing Date (the “Closing Net Working Capital”), prepared in accordance with the provisions of this Section 2.2 (including Schedule 2.2) and signed by a senior officer of Buyer.

(ii) After receipt of the Adjustment Statement, Seller shall have 45 days to review it. Seller and its independent accountants and financial advisors shall have reasonable access during normal business hours to the working papers and accounting and other financial records of the Companies and the appropriate personnel of the Companies to the extent required to review and evaluate the Adjustment Statement. On or prior to the 45th day after receipt of the Adjustment Statement, Seller shall deliver notice in writing to Buyer specifying in detail any disputed items and the basis therefor. If Seller fails to notify Buyer of any such disputes on or prior to the 45th day after receipt of the Adjustment Statement, then the calculations set forth on the Adjustment Statement shall be deemed accepted by Seller and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. If Seller so notifies Buyer in writing of any disputed items on the Adjustment Statement, (A) any items which are not disputed shall be deemed accepted by Seller and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement and (B) Seller and Buyer shall, over the 45 days following the date of such notice (the “Resolution Period”), attempt to resolve any disputed items, and any written resolution by them as to any such disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

(iii) If at the conclusion of the Resolution Period, Seller and Buyer have not reached an agreement on the disputed items, then all amounts and issues remaining in dispute shall be submitted by Seller and Buyer to the New York office of Deloitte & Touche LLP, or another mutually acceptable and nationally recognized independent accounting firm (the “Neutral Auditor”). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne 50% by Seller and 50% by Buyer. Any additional rules of engagement or procedures shall be as set forth in an engagement letter between the Neutral Auditor and each of Buyer and Seller. Except as provided in the second preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period. In no event shall the Neutral Auditor’s determination be outside of the range of amounts claimed by the respective parties with respect to those issues in dispute. The Neutral Auditor’s determination shall be made within 45 days after its engagement (which engagement shall be made no later than five Business Days after the end of the Resolution Period), or as soon thereafter as possible, and shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The term “Final Adjustment Statement” means the definitive Adjustment Statement agreed to by Seller and Buyer in accordance with Section 2.2(b)(ii) or the definitive Adjustment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.2(b)(iii).

(iv) In the event (A) the Closing Net Working Capital set forth in the Final Adjustment Statement is greater than the Working Capital Target Amount, Parent shall cause Buyer to pay, and Buyer shall pay, the lesser of the amount of such excess and $1,000,000 to Seller or (B) the Closing Net Working Capital set forth in the Final Adjustment Statement is less than the Working Capital Target Amount, Seller shall pay the lesser of the amount of such deficiency and $1,000,000 to Buyer.

(v) Any payment required pursuant to this Section 2.2(b) (the “Final Adjustment Amount”) shall be made in U.S. dollars 5 days after finalization of the Final Adjustment Statement. Payments due shall be paid to the applicable party together with interest at the Interest Rate from and including the Closing Date to and excluding the date of payment.

(c) Excluded Liabilities.

(i) Seller shall be responsible for the payment of the following liabilities (the “Excluded Liabilities”):

(A) the Companies’ bonuses accrued as of the Closing Date under the Companies’ annual bonus plan calculated in the ordinary course of business consistent with past practice and in a manner consistent with the methodologies set forth on Schedule 2.2(c)(i)(A),

(B) the Companies’ restructuring expenses accrued as of the Closing Date, calculated in a manner consistent with the calculation of such amounts in the Financial Statements, and

(C) the amount of customer deposits by Sidley Austin held as of the Closing Date, to the extent that the services for which prepayment was made have yet to be performed, and

(D) any customer discounts accrued as of the Closing Date, calculated in a manner consistent with the methodologies set forth on Schedule 2.2(c)(i)(D).

(ii) Seller shall pay to Buyer (or its designee) the amounts of the Excluded Liabilities set forth in Sections 2.2(c)(i)(B) and (C) above within five Business Days after the Closing Date.

(iii) Buyer shall deliver to Seller a calculation of the amount of accrued bonuses calculated in accordance with Section 2.2(c)(i)(A) and of the amount of accrued customer discounts calculated in accordance with Section 2.2(c)(i)(D), together with reasonable detail supporting each such calculation, on or before the 30th day after the Closing Date (provided that such 30th day is not before November 30, 2004). Seller shall have 15 days to review such calculations and raise objections if Seller believes that the amounts have not been calculated in accordance with Section 2.2(c)(i)(A) and Section 2.2(c)(i)(D), respectively. Any disputes with respect to the bonus or customer discount calculations shall be resolved in a manner consistent with the Neutral Auditor provisions set forth in Section 2.2(b)(iii). Seller shall pay to Buyer (or its designee) cash in the amounts of the Excluded Liabilities calculated as set forth in Sections 2.2(c)(i)(A) and (D) above within five Business Days after the end of such 15-day review period or, if Seller raises an objection within such period with respect to one or both calculations, within five Business Days after the resolution of the resulting dispute over such amount in accordance with the Neutral Auditor provisions.

(iv) Seller’s payment to Buyer (or its designee) of the amounts of Excluded Liabilities calculated in accordance with this Section 2.2 shall discharge Seller’s responsibility therefor, and thereafter the Companies shall be solely responsible for the payment of all such Excluded Liabilities.

Section 2.3 Closing. Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article VII hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, at 10:00 a.m., New York City time, on the second Business Day after all of the conditions to the Closing set forth in Article VI hereof are satisfied or waived (other than those that by their terms cannot be satisfied prior to the Closing), or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date being herein called the “Closing Date”); provided that if Parent has complied with Section 5.3(d) in all respects, then the Closing shall not occur prior to the holding of the shareholders meeting contemplated by Section 5.3(d). The Closing shall be deemed effective as of 12:01 a.m., New York City time, on the Closing Date.

Section 2.4 Buyer Deliveries. At the Closing, Buyer shall deliver (a) the Purchase Price and Non-Compete Consideration as provided in Section 2.1(b) hereof and (b) such documents and instruments set forth in Section 6.2 and otherwise as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the Transactions.

Section 2.5 Seller Deliveries. At the Closing, Seller shall deliver to Buyer:

(a) a good standing certificate from the Secretary of State of the State of Delaware for BBS dated as of a date no more than five Business Days prior to the Closing Date;

(b) the Share Interests, including certificates representing the Share Interests duly endorsed or accompanied by corporate powers duly executed in blank or duly executed instruments of transfer; and

(c) such other documents and instruments set forth in Section 6.3 and otherwise as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Parent and Buyer agree that Seller’s representations and warranties contained in this Article III (except for those in Section 3.5(b)) shall not be deemed breached, untrue or incorrect as a result of the failure to disclose or make exceptions for matters concerning BWL Asia and its Subsidiaries. Subject to the foregoing, Seller represents and warrants to Parent and Buyer that:

Section 3.1 Due Organization. Except as set forth on Schedule 3.1, each of Seller and the Companies is duly formed, validly existing and in good standing under the laws of the state of its incorporation. Except as set forth on Schedule 3.1, each of the Companies has the requisite corporate power and authority to own, lease and operate the properties used in the Business and to carry on the Business as presently conducted. Except as set forth on Schedule 3.1, each of the Companies is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would have a Company Material Adverse Effect.

Section 3.2 Authorization and Validity of Agreement. This Agreement and the consummation by Seller of all of the Transactions have been duly authorized by the Board of Directors of Seller and by all other requisite corporate, shareholder or other action of Seller, and Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights, or (b) subject to general principles of equity.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions (a) will not violate or conflict with any provision of the certificate of incorporation of Seller or any Company and (b) assuming that all Consents set forth on Schedule 3.3 and Schedule 3.4 have been obtained or made, will not (i) violate any Law or Order to which Seller or any Company is subject or (ii) result in any breach or creation of any Lien or constitute any default under, or give any third Person any right to terminate, any contract, indenture, mortgage, lease, note or other agreement or instrument to which Seller or any Company is subject or is a party, except, in the case of clause (b), for any such breach, default or creation of any Lien or termination right which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation, or other legal, judicial or administrative proceeding (“Action”) is pending or, to Seller’s Knowledge, threatened against Seller or any Company which would prevent or delay the consummation of the Transactions. Except as set forth in Schedule 3.4 and except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott Act”), no Consent of any Governmental Entity is or has been required on the part of Seller or the Companies in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.5 Share Interests; Ownership of Companies

(a) The Share Interests have been validly issued and are fully paid and nonassessable and are owned by Seller free and clear of all Liens, other than those that will be released on or prior to the Closing Date or those created by Parent or Buyer. Assuming Buyer has the requisite corporate or other power and authority to be the lawful owner of the Share Interests, upon delivery of the Share Interests to Buyer at the Closing and upon Seller’s receipt of the Initial Purchase Price, good and valid title to the Share Interests shall pass to Buyer, free and clear of any Liens, other than those created by Parent or Buyer. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any Share Interests or any securities convertible into or evidencing the right to purchase any Share Interests.

(b) Except as indicated on Schedule 3.5, BBS has no Subsidiaries and owns or holds of record and/or beneficially no shares of any class of capital stock of or any ownership interests in any Persons. Except as indicated on Schedule 3.5, Seller does not conduct the Business through any Subsidiary except through the Companies. Except as set forth on Schedule 3.5, BBS owns all of the outstanding share capital or equivalent ownership interests of each of the other Companies (including BWL Asia), free and clear of all Liens, other than those that will be released on or prior to the Closing Date or those created by Parent or Buyer.

Section 3.6 Financial Statements

(a) Schedule 3.6(a) contains a copy of the unaudited pro forma balance sheet of the Business as of December 31, 2003 and the related pro forma statement of results of operations for the fiscal year ended on such date (the “Annual Financial Statements”). The Annual Financial Statements fairly present, in all material respects, the financial condition and the results of the operations of the Business as of the date and for the period indicated. Schedule 3.6(a) also contains the unaudited pro forma balance sheet of Business as of June 30, 2004 (the “Interim Balance Sheet”) and the related pro forma statement of results of operations for the six-month period ended on such date (together with the Interim Balance Sheet, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Interim Financial Statements fairly present, in all material respects, the financial condition of Business as of such date and the results of operations for the six-month period then ended, subject to normal year-end adjustments. The Annual Financial Statements and the Interim Financial Statements have been prepared consistently with U.S. GAAP and consistently with BBS’ internal accounting practices for equivalent prior accounting periods, except as may be disclosed therein and except for the absence of footnote disclosures and cash flow statements and, in the case of the Interim Financial Statements, subject to normal year-end adjustments.

(b) Except as set forth on Schedule 3.6(b), BBS and its Subsidiaries had no liability or obligation (whether accrued, absolute, contingent or otherwise) which is not fully reflected or reserved against in the Interim Balance Sheet, which, in accordance with GAAP, is a liability that should be reflected on a balance sheet or in the footnotes thereto, other than (i) liabilities and obligations incurred in the ordinary course of business since June 30, 2004, (ii) liabilities and obligations otherwise disclosed in this Agreement or the Schedules hereto, and (iii) liabilities and obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect. Without limiting the foregoing, Schedule 3.6(b) sets forth, as of the date hereof, a list of all existing commitments to make any material capital expenditure, except for immaterial expenditures and commitments that do not exceed $200,000 in the aggregate.

(c) Seller makes no representations or warranties regarding future financial performance of the Companies or the Business or as to any financial or business projections made available to Buyer regarding the Companies or the Business.

Section 3.7 Absence of Changes. Except as otherwise disclosed in Schedule 3.7 or in the other Schedules hereto or as contemplated by this Agreement, since June 30, 2004 (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (b) there has been no change, event, loss or occurrence affecting any of the Companies that has had or is reasonably likely to have a Company Material Adverse Effect.

Section 3.8 Real and Personal Properties

(a) BBS or one of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all material real and personal property used by the Companies in the Business, including all assets reflected on the Interim Balance Sheet except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Interim Balance Sheet, except for the real and personal properties listed on Schedule 3.8(a), which schedule identifies real and personal properties owned or leased by Seller or Affiliates thereof other than the Companies, the ownership and leasehold interests of which will be transferred to the Companies on or prior to the Closing Date in accordance with Section 5.11 (the “Affiliated Assets”). Such ownership or leasehold interest is free and clear of all Liens, except (i) as set forth on Schedule 3.8(a); (ii) Liens for Taxes not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings for which reserves have been provided in the Financial Statements in conformity with U.S. GAAP; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business if the underlying obligations are not more than 30 days past due or are being contested in good faith; (iv) Liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (v) other Liens that do not materially impair the value or use of such real or personal property (such Liens described in clauses (ii) through (v) hereof are referred to herein as “Permitted Liens”). Seller has provided Buyer with true and complete copies of any conditional sales contracts and equipment leases described in clause (iv) above that require the Companies to make annual payments in excess of $200,000.

(b) As of the date hereof, Schedule 3.8(b) hereto sets forth a complete and correct list of all material real property leased by the Companies, or owned or leased by Seller or an Affiliate thereof, and used in the Business (the “Leased Property”). Seller has made available to Buyer for its review of true and complete copies of all lease, sublease and amendments thereto pertaining to the Leased Property. The Companies own no real property.

Section 3.9 Contracts

(a) As of the date hereof, Schedule 3.9(a) sets forth a correct and complete list of, and Seller has provided Buyer with true and complete copies of (provided that immaterial amendments made in the ordinary course of business with respect to contracts or other agreements with the Top 25 Customers, which amendments are not in the aggregate material, have not been provided to Buyer), each of the contracts, agreements, leases and licenses of the types set forth below (collectively, the “Material Contracts”):

(i) any contracts or other agreements with the Business’ 25 largest customers by revenue recognized in the six months ended June 30, 2004 (the “Top 25 Customers”);

(ii) any contracts or other agreements that involve aggregate payments or other consideration by or to the Companies in excess of $200,000 per year, including contracts with suppliers, vendors and lessors but excluding contracts with customers and contracts with employees;

(iii) any contracts or other agreements under which any of the Companies has incurred or guaranteed any Indebtedness or has made any loan or advance to any director, officer or employee (excluding travel, petty cash, pay-roll and similar advances in the ordinary course of business);

(iv) any joint venture or partnership agreements to which any Company is a party;

(v) any contracts or other agreements that limit or restrict any Company (or any of its Affiliates) from engaging in any line of business or in business in any geographical area;

(vi) any contracts or other agreements to which any Company is a party that have been entered into outside the ordinary course of business (excluding arrangements with Affiliates listed on Schedule 3.18); and

(vii) any contracts or other agreements with a customer of the Business that contain a so-called “most favored nation” obligation on the part of any of the Companies (or similar obligation requiring any of the Companies to offer any Person contractual terms or provisions that are no less favorable then terms or provisions offered to any other Person).

(b) To Seller’s Knowledge, and as of the date of this Agreement, except as set forth on Schedule 3.9(b), (i) each Material Contract is valid and binding on the parties thereto (except to the extent that the invalidity or non-binding nature of any Material Contract would not, individually or in the aggregate, have a Company Material Adverse Effect) and (ii) neither Seller nor any of the Companies that is a party thereto is in material default in the performance of its obligations under any such Material Contract.

(c) As of the date hereof, Schedule 3.9(c) sets forth a list of all contracts that are primarily related to the Business, or (although used also in other businesses of Seller and/or its Subsidiaries) are necessary to the operation of the Business in the manner it is currently operated, to which Seller or an Affiliate thereof other than a Company is the contracting party (“Affiliated Contracts”) involving aggregate payments or other consideration by or to the Companies in excess of $200,000. Seller has provided Buyer with true and correct copies of all such Affiliated Contracts.

Section 3.10 Litigation. Except as set forth in Schedule 3.10, there are no (a) Orders against Seller or any of the Companies or (b) Actions pending or, to Seller’s Knowledge, threatened in law or in equity, before any Governmental Entity or arbitral tribunal, against Seller or any Company which, if determined or resolved adversely, would have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. To Seller’s Knowledge, except as disclosed on Schedule 3.11 and except for those failures to have, to be in full force and effect, to file, retain and maintain or otherwise to comply, in each case, that would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Companies have all licenses, permits or franchises issued by any Governmental Entity and other governmental certificates, authorizations and approvals required by any Governmental Entity for the operation of the Business as conducted on the date of this Agreement (collectively, “Permits”); (b) all such Permits are in full force and effect and no Action is pending, nor to Seller’s Knowledge is threatened, to suspend, revoke, materially adversely revise or terminate any of such Permits or declare any such Permit invalid; (c) the Companies have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits; and (d) the Companies are in compliance with all Laws and Orders applicable to its existence, financial condition, operations, properties and/or Business.

Section 3.12 Intellectual Property. Schedule 3.12 lists, as of the date of this Agreement, all registered Intellectual Property and any applications therefor, owned by the Companies or any Affiliate thereof or material to the Business as currently conducted. Schedule 3.12 also lists, as of the date hereof, all licenses of Intellectual Property to the Companies (including licenses to Seller or an Affiliate thereof of which any of the Companies have the benefit) that are material to the Business as currently conducted. Except to the extent set forth on Schedule 3.12 and except as would not have a Company Material Adverse Effect: (i) the Companies own or have the right to use all Intellectual Property used in the Business, free of all Liens other than Permitted Liens; (ii) the Companies will continue to own or have the right to use such Intellectual Property immediately after giving effect to the Share Purchase; (iii) to Seller’s Knowledge, no Person is materially infringing on their material Intellectual Property; (iv) to Seller’s Knowledge, all Intellectual Property set forth on Schedule 3.12 is unexpired and has not been abandoned; and (iv) the Companies have taken commercially reasonable steps to protect and maintain their material Intellectual Property.

Section 3.13 Tax Matters. Except as set forth in Schedule 3.13:

(a) Except for those failures to file or obtain a filing extension that would not have a Company Material Adverse Effect, the Tax Returns required to be filed on or prior to the date of this Agreement by or with respect to the Companies are true, complete and correct in all material respects and timely filed, and all Taxes (whether or not shown as due on such Tax Returns) have been or will be paid in a timely fashion or are being contested in good faith either judicially or in administrative proceedings and have been adequately provided for on the Financial Statements in conformity with GAAP.

(b) No audit or other proceeding by any Governmental Entity is pending or, to Seller’s Knowledge, threatened with respect to any Taxes due from the Companies, except to the extent that such audit or proceeding would not have a Company Material Adverse Effect. No written assessment of tax is proposed against the Companies, except to the extent that such audit or proceeding would not have a Company Material Adverse Effect or to the extent that any such written assessment is being contested in good faith by appropriate proceedings.

(c) Neither Seller nor any of the Companies is a party to or bound by (nor will it become a party to or be bound by prior to the Closing Date) any tax indemnity, tax sharing, or tax allocation agreement.

(d) Seller and the Companies have given or otherwise made available to Buyer true, correct and complete copies of all material Tax Returns with respect to the Companies (or such portions thereof as relate to the Companies, in the case of any consolidated or combined Tax Return filed by Seller or any Affiliate of Seller that includes any of the Companies), examination reports and statements of deficiencies for taxable periods, for which the applicable statutory period of limitations have not expired.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any of the Companies for any taxable period and no request for any such waiver or extension is currently pending.

(f) None of the Companies has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Governmental Entity has proposed any such adjustment or change in accounting method.

Section 3.14 Labor and Employee Benefits

(a) Except as described on Schedule 3.14(a) in respect of the Business: (i) there is no unfair labor practice complaint against any of the Companies pending before the National Labor Relations Board, (ii) there is no labor strike or material dispute, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened, against any of the Companies, (iii) except as would not have a Company Material Adverse Effect, within the past five years, none of the Companies has experienced any strike or work stoppage, and (iv) the Companies are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Companies are neither a party to, nor subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of the Companies are currently being negotiated.

(b) (i) As of the date hereof, Schedule 3.14(b)(i)(A) sets forth a list of each material plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Company is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, whether written or oral, including any (x) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”), or (y) other employee benefit plan, agreement, program, policy, arrangement or payroll practice, whether or not subject to ERISA (including any funding mechanisms therefor now in effect or required in the future, as a result of the Transactions or otherwise) in which (A) any present or former employee of any of the Companies (each, a “Company Employee”) participates or under which any Company Employee has a present or future right to benefits in connection with such Company Employee’s employment with any of the Companies and (B) is maintained, sponsored or contributed Sellers or any of its Subsidiaries (collectively, the “Benefit Plans”). Schedule 3.14(b)(i)(B) sets forth a list of each Benefit Plan which the Companies maintain, sponsor or contribute to or have any obligation to maintain, sponsor or contribute to (the “Company Benefit Plans”).

(ii) Except as set forth on Schedule 3.14(b)(ii), none of the Benefit Plans is (A) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (“Multiemployer Plan”), (B) a single-employer plan that is subject to Title IV of ERISA (“Title IV Plan”), or (C) an employee benefit plan maintained by more than one employer within the meaning of Section 413(c) of the Code, or is or has been subject to Section 4063 or 4064 of ERISA (“Multiple Employer Plan”).

(iii) Each Company Benefit Plan (A) has been established and administered in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and (B) that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.

(iv) None of the Companies nor, to Seller’s Knowledge, any other “party in interest” or “disqualified person” with respect to any Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Company Benefit Plan that would result in material liability to the Companies. To Seller’s Knowledge, no fiduciary has breached its fiduciary duty or failed to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan to the extent such breach or failure to act or comply would result in material liability to the Companies.

(v) None of the Companies have withdrawn in a complete or partial withdrawal from any Multiemployer Plan, have any material unpaid liability with respect to the termination of a Title IV Plan, or incurred any liability due to the termination, insolvency or reorganization of a Multiemployer Plan, in each case within the last six years that remains unsatisfied.

(vi) None of the Companies nor any organization to which any of the Companies is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA that would result in material liability to the Companies.

(vii) Except as set forth on Schedule 3.14(b)(vii), none of the Companies has any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and at the expense of the employee or former employee.

(viii) Except as provided on Schedule 3.14(b)(viii), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (A) result in any payment becoming due, or increase the amount of any compensation due, to any Company Employee; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (E) result in the triggering or imposition of any material restrictions or limitations on the rights of the Companies to amend or terminate any Company Benefit Plan.

(ix) Except as set forth on Schedule 3.14(b)(ix), the Companies have no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Laws, to modify any Company Benefit Plan with respect to benefits provided to Company Employees which would materially increase the cost to the Companies of maintaining or providing such benefits.

(x) None of the Companies have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law which remains unsatisfied.

(xi) The Companies have no direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor or leased employee rather than as an employee.

(xii) Seller has made available to Buyer with respect to each Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, the most recent IRS determination letter. With respect to each Company Benefit Plan, Seller has made available, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent summary plan description, summary of material modifications and any other material written communication by any of the Companies to any of the Company Employees concerning the extent of the benefits provided under any Company Benefit Plan; (C) the three most recent Forms 5500 and attached schedules and audited financial statements; and (D) actuarial valuation reports.

Section 3.15 Environmental Matters. Except as set forth on Schedule 3.15:

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect the Companies are not in violation or alleged violation of any applicable Law or Order pertaining to environmental protection, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act the Federal Clean Air Act, or the Toxic Substances Control Act (collectively, “Environmental Laws”);

(b) Neither Seller nor any of the Companies has received any material written notice from any third party, including any Governmental Entity, (i) that any Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws (“Hazardous Substances”) which any of the Companies generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted an investigation and in respect of which Hazardous Substances any of the Companies may have a remediation liability or obligation or has ordered that any of the Companies conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any of the Companies is or shall be a named party to any Action under Environmental Laws arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22), hereinafter, “Release”) of Hazardous Substances; and

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect none of the Companies has Released Hazardous Substances into the environment in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability to any of the Companies under any Environmental Laws, at any real property presently owned, leased or operated by any of the Companies, or to Seller’s Knowledge, any real property formerly owned, leased or operated by any of the Companies, and to Seller’s Knowledge, no other Person has Released Hazardous Substances into the environment at any real property presently owned, leased or operated by any of the Companies that would reasonably be expected to result in liability to any of the Companies under any Environmental Laws.

Notwithstanding any other provision hereof to the contrary, this Section 3.15 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws or Hazardous Substances.

Section 3.16 Guarantees. Except as set forth on Schedule 3.16, neither Seller nor any Company has granted or entered into any material guarantees, indemnities, surety bonds, performance bonds, letters of credit and other credit support arrangements related to or entered into with respect to the Business.

Section 3.17 Finders; Brokers. Except as set forth on Schedule 3.17, neither any Company nor Seller is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the execution of this Agreement or the consummation of the Transactions.

Section 3.18 Affiliate Transactions. As of the date hereof, Schedule 3.18 sets forth a complete and correct list of (i) all assets that are owned or leased by Seller or one of its Subsidiaries other than the Companies and are used primarily in the Business or are necessary to its continued operation in accordance with current practice, (ii) all employees of Seller or one of its Subsidiaries other than the Companies who are engaged primarily in the Business or are necessary to its continued operation in accordance with current practice and (iii) all contracts or other agreements to which Seller or one of its Subsidiaries other than the Companies is a party that relate primarily to Business or are necessary to its continued operation in accordance with current practice (excluding group-wide insurance contracts and Benefit Plans, which are dealt with elsewhere). Except as set forth on Schedule 3.18 and except for insurance and Benefit Plan arrangements in the ordinary course of business, none of the Companies is a party to any contract or other agreement with, or involving the making of any payment or transfer of assets to, Seller or any Affiliate thereof (other than the Companies).

Section 3.19 Insurance. As of the date hereof, Schedule 3.19 sets forth a complete and correct list of all insurance policies maintained with respect to the Companies and the Business, all of which are in full force and effect in all material respects. Neither Seller nor any Company is in breach of any condition or other requirement under any such policy that would result in any such policy not providing the insurance contemplated by its terms.

Section 3.20 Customers. Since January 1, 2004, except as disclosed to Buyer prior to the date of this Agreement in writing or as set forth on Schedule 3.20, as of the date hereof, none of the Top 25 Customers (i) has terminated or, to Seller’s Knowledge, threatened to terminate its business relationship with the Companies or (ii) has to Seller’s Knowledge, notified the Companies that it does not intend to continue to outsource the services provided by the Companies when its contract expires or does not intend to include the Companies in any future competitive bid or tender process for the outsourcing of such services when its contract expires. Since June 30, 2004, except as disclosed to Buyer prior to the date of this Agreement in writing or as set forth on Schedule 3.20, as of the date hereof, to Seller’s Knowledge, none of the Top 25 Customers (x) has formally requested a price reduction (excluding immaterial changes), or (y) has communicated a pending plan to materially reduce the Companies’ services.

Section 3.21 Banks, Brokers and Powers of Attorney. As of the date hereof, Schedule 3.21 sets forth a complete and correct list of: (i) the name of each bank, broker or other financial institution in which any of the Companies has an account, safe deposit box or lock box; (ii) the name of each person authorized to draw on or effect transactions in any such account or to have access to any safe deposit or lock box; and (iii) the names of any Persons currently authorized by powers of attorney to act on behalf of any of the Companies.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller, any Company nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any Company including as to the probable success or profitability of the ownership, use or operation of the Company or the Business by Buyer after the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represent and warrant to Seller that:

Section 4.1 Due Organization. Each of Parent and Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite corporate power and authority to purchase the Share Interests being purchased hereunder and to own the Companies and to carry on the Business as presently conducted. Buyer is a newly organized, indirect Subsidiary of Parent formed for the purpose of entering into this Agreement and effecting the Transactions.

Section 4.2 Authorization and Validity of Agreement. Except as set forth in Schedule 4.2, this Agreement and the consummation by Parent and Buyer of all of the Transactions (including the financing required to consummate the Transactions and the amendment to Parent’s articles of association therefor) have been duly authorized by the Boards of Directors of Parent and Buyer and by all other requisite corporate, shareholder or other action of Parent and Buyer, and each of Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Parent and Buyer, and constitutes a valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms, except as enforceability may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights, or (b) subject to general principles of equity. The Board of Directors of Parent has recommended that its stockholders approve the financing required to consummate the Transactions and the amendment to Parent’s articles of association therefor.

Section 4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Buyer and the consummation by Parent and Buyer of the Transactions will not (a) violate or conflict with any provision of the memorandum and articles of association of Parent or of the certificate of incorporation and by-laws of Buyer and (b) assuming that all Consents set forth on Schedule 4.2 or Schedule 4.3 hereto have been obtained or made, will not (i) violate any Law or Order to which Parent or Buyer is subject or (ii) result in any breach or creation of any Lien or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Parent or Buyer is subject or is a party, except, in the case of clause (b), for any such breach, default or creation of any Lien which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.4 Governmental Approvals; Consents. Neither Parent nor Buyer is subject to any Order which would prevent the consummation of the Transactions. No Action is pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer which would prevent or delay the Transactions. Except as set forth in Schedule 4.4 hereto and except for the requirements of the Hart-Scott Act, no Consent of any Governmental Entity is or has been required on the part of Parent or Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

Section 4.5 Litigation. There are no (a) Orders against Buyer or its Affiliates or (b) Actions pending or, to the knowledge of Parent or Buyer, threatened in law or in equity, or before any Governmental Entity, against Buyer or its Affiliates (i) challenging or seeking to restrain, delay or prohibit any of the Transactions or (ii) preventing Parent or Buyer from performing in all material respects its obligations under this Agreement or consummating the Transactions.

Section 4.6 Independent Decision. Parent and Buyer (a) are represented by competent legal counsel, (b) have knowledge and experience in financial and business matters, including specifically integrated information management service businesses, (c) have the capability of evaluating the merits and risks of purchasing the Share Interests, and (d) are not in a disparate bargaining position with Seller. Parent and Buyer acknowledge that they and their representatives have been permitted such access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Companies that they and their representatives have desired or requested to see or review, and that they and their representatives have had such opportunity to meet with the officers and employees of Seller and the Companies to discuss the businesses and assets of the Companies as Parent and Buyer deemed necessary. None of Seller, the Companies, their representatives or any other Person shall have or be subject to any liability (other than for fraud) to Buyer or any other Person resulting from the distribution to Parent or Buyer, or Parent’s or Buyer’s use, of any such information with respect to the Business and any information, documents or materials made available to Parent and Buyer in management presentations or in any other form in expectation of the Transactions.

Section 4.7 Purchase for Investment. Parent and Buyer are aware that the Share Interests are not registered under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Neither Parent nor Buyer is an underwriter, as such term is defined under the Securities Act, and is purchasing such interests solely for investment, with no present intention to distribute any such interests to any Person, and neither Parent nor Buyer will sell or otherwise dispose of the Share Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and any other applicable securities laws.

Section 4.8 Financial Capacity; No Financing Condition. Parent and Buyer have available to them committed bank financing and other funds sufficient to consummate the Transactions (including the payment of all related fees and expenses incurred by them). Parent and Buyer understand that their obligations to effect the Transactions are not subject to the availability to Parent and Buyer of financing. Parent has provided Seller with a true and complete copy of a senior credit agreement and mezzanine facility agreement with The Royal Bank of Scotland plc (the “Financing Commitments”). None of the Financing Commitments has been amended or modified in any material respect (individually or in the aggregate), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There is no condition precedent or other contingency related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The parties to the Financing Commitments are in the “Availability Period” with respect to each “Acquisition Facility” as contemplated therein, which period expires the earlier of the Closing Date and December 31, 2004. As of the date hereof, neither Parent nor Buyer has any reason to believe that any of the conditions to the financing contemplated by the Financing Commitments within the control of Parent and Buyer will not be satisfied or that the Financing will not be made available to Buyer on the Closing Date. Parent (or one or more of its officers on behalf of Parent) has received valid and enforceable (under U.K. law or any other applicable Law) irrevocable voting undertakings (the “Voting Undertakings”) from holders of Parent shares that represent Parent’s power to vote more than 75% of the outstanding votes of Parent’s capital stock in favor of the matters described on Schedule 4.2, and such Voting Undertakings represent a number of shares necessary to approve the matters described in on Schedule 4.2.

Section 4.9 Finders; Brokers. Except as set forth in Schedule 4.9, neither Parent nor Buyer is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the execution of this Agreement or the consummation of the Transactions.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent or Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Buyer.

ARTICLE V

AGREEMENTS OF PARENT, BUYER AND SELLER

Section 5.1 Interim Operation of the Business. Except as otherwise contemplated by this Agreement (including Section 5.11) or as set forth in Schedule 5.1, Seller covenants that until the earlier of the termination of this Agreement and the Closing, it will use all reasonable efforts to cause the Companies to continue, in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business and to cause the Companies to maintain their ordinary and customary relationships with their suppliers, customers and others having business relationships with them with a view toward preserving for Buyer, the Business, the assets used therein and the goodwill associated therewith. Until the earlier of the termination of this Agreement and the Closing, Seller shall not, and shall cause the Companies not to, without the prior written approval of Buyer (which approval shall not be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement or Schedule 5.1, take any of the following actions with respect to the Companies or the Business:

(a) amend the certificate of incorporation or by-laws, or issue or agree to issue any additional shares of any Company, or any securities convertible into or exchangeable for any equity interests in any Company, or issue any options, warrants or other rights to acquire any equity interests in any Company;

(b) sell, transfer or otherwise dispose of or encumber any of the properties or assets pertaining to the Business, other than (i) in the ordinary course of business or pursuant to an existing obligation or arrangement and (ii) any slow moving, off-spec or obsolete inventory or equipment;

(c) cancel any material debts or waive any material claims or rights pertaining to the Business, except in the ordinary course of business;

(d) grant any increase in the compensation of any Company Employee except for increases (i) in the ordinary course of business and consistent with past practice or (ii) as required by any Benefit Plan or applicable Law;

(e) amend or adopt any Company Benefit Plan or materially increase the benefits payable under any Company Benefit Plan to any Company Employee;

(f) make any material capital expenditure or commitment, other than (i) in the ordinary course of business consistent with past practice to service new or existing customers, (ii) pursuant to existing commitments or business plans that have previously been provided to Buyer in writing, (iii) to repair or maintain any assets, properties or facilities, and (iv) in an amount not to exceed $200,000 in the aggregate to the extent not covered in the foregoing clauses (i) through (iii);

(g) except with respect to endorsement of negotiable instruments in the ordinary course of business, incur, assume or guarantee any Indebtedness for borrowed money;

(h) make or change in any material respect any tax elections, or file any amended Tax Returns that would increase the Companies’ Tax liability in any material respect, in each case except as required by Law or U.S. GAAP;

(i) enter into any material employment agreement;

(j) enter into, amend in any material respect that is adverse to the Business or the Companies, or terminate any Material Contract except for the renewal or entry into new customer or other contracts in the ordinary course of business; or

(k) agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2 Access to Information; Confidentiality

(a) During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing, Seller shall, and shall cause the Companies to, upon reasonable request and notice, provide Parent and Buyer and their authorized agents or representatives reasonable access during normal business hours to the properties, books and records of the Companies.

(b) Parent and Buyer and their agents and representatives will hold in confidence all confidential information obtained from Seller and the Companies, their officers, agents, representatives or employees in accordance with the provisions of the non-disclosure agreement, dated June 1, 2004 (the “Confidentiality Agreement”), between BBS and Parent.

Section 5.3 Reasonable Efforts; Cooperation; No Inconsistent Action

(a) Each of Seller, Parent and Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions by any Governmental Antitrust Authority (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Antitrust Authority), including filing, or causing to be filed, (x) as promptly as practicable and in any event within five Business Days of the date of this Agreement, any required notification and report forms (x) under the Hart-Scott Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or (y) as promptly as practicable, any other applicable filings under other applicable non-U.S. Laws with the applicable non-U.S. Governmental Antitrust Authority, to the extent that Seller has a legal obligation, (ii) to provide as promptly as practicable information and documents requested by any Governmental Antitrust Authority necessary, proper or advisable to permit consummation of the Transactions; (iii) to obtain any Consent of any Governmental Antitrust Authority required to be obtained or made by Seller, Parent and Buyer, or any of their respective Subsidiaries or Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Antitrust Authority adversely affecting the Transactions or this Agreement, including promptly appealing any adverse court or administrative decision. Without limitation of the foregoing, Seller, Buyer, Parent and their respective Affiliates shall request early termination and shall not extend any waiting period or comparable period under the Hart-Scott Act or enter into any agreement with any Governmental Antitrust Authority not to consummate the Transactions, except with the prior written consent of the other party hereto. Without limitation of the foregoing, until the earlier to occur of the Closing or the termination of this Agreement, Parent shall not, and shall cause its Subsidiaries not to, enter into any term sheet, letter of intent, agreement or other understanding with respect to any acquisition of stock, assets, a division or a business that could adversely affect the review or approval by the FTC or Antitrust Division, as applicable, of the Transactions under the Hart-Scott Act.

(b) Without limiting the generality of the undertakings and subsection (a) of this Section 5.3, and subject to appropriate confidentiality protections, Seller (on the one hand) and Parent and Buyer (on the other hand) shall each furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Antitrust Authority in connection with this Agreement and the Transactions. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance any proposed written and, if practicable, oral, communication to any Governmental Antitrust Authority. Upon the terms and subject to the conditions herein provided, in case at any time after the Closing Date any further action is necessary or desirable to secure the approvals from any and all Governmental Antitrust Authorities necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use their reasonable efforts to take or cause to be taken all such further action.

(c) The filing fees under the Hart-Scott Act or any other similar Law shall be borne by Buyer.

(d) Parent shall send the notice required by U.K. or other applicable Law to convene a shareholders meeting to vote on the financing required to consummate the transactions contemplated hereby within three Business Days of the date hereof and shall cause such shareholders meeting to be held within 30 days after the date hereof. Parent shall, and shall cause its officers to, vote the Voting Undertakings in favor of the matters described on Schedule 4.2.

(e) Seller shall cause all Liens arising under the Credit Agreement and the Note Purchase Agreement (each as defined in Schedule 3.3) to be removed from the capital stock and assets of the Companies not later than simultaneously with the Closing.

Section 5.4 Public Announcements. The parties shall issue a joint press release, mutually acceptable to Seller (on the one hand) and Buyer and Parent (on the other hand), promptly upon execution of this Agreement. Thereafter, prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning the Transactions or the contents of this Agreement without the prior written consent of the other party. Notwithstanding the above, nothing in this Section 5.4 will preclude any party from making any disclosures required by Law (including the rules of any stock exchange or quotation system on which the shares of such party are traded) or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Entity; provided that the party required to make the release or statement shall allow the other party reasonable time under the circumstances to review and comment on such release or statement in advance of such issuance.

Section 5.5 Continuing Access to Records and Personnel. Buyer or the Companies shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Companies in Buyer’s possession (the “Books and Records”) for the period of time set forth in Parent’s records retention policies on the Closing Date or for such longer period as may be required by Law or any applicable Order, but in any event for at least seven years. After the seven-year period, before Buyer or any Company shall dispose of any Books and Records, Parent or Buyer shall give at least 45 calendar days’ prior written notice to such effect to Seller, and Seller shall be given the opportunity, at its expense, to remove or duplicate and retain all or any part of such Books and Records as Seller may select. Buyer will, and shall cause the Companies to, allow Seller and its representatives reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Buyer or the Companies (as the case may be) shall be entitled to recover its actual out-of-pocket costs (including copying costs) incurred in providing such records and/or personnel to Seller. Notwithstanding the foregoing, tax and accounting records of the Companies that are the subject of Section 8.6(e) shall be governed by the provisions thereof.

Section 5.6 WARN Notices

(a) Any workforce reductions carried out following the Closing Date by Parent, Buyer or the Companies shall be done in accordance with all applicable Laws governing the employment relationship and termination thereof including the WARN Act and regulations promulgated thereunder, and any comparable state or local Law.

(b) No later than five (5) business days prior to the Closing Date, Seller shall provide Buyer with a list setting forth the number of employees terminated from each site of employment of the Companies during the 90-day period ending on the Closing Date (which list shall not include any employees which may be terminated on the Closing Date at the direction of Buyer) for reasons qualifying the termination as “employment losses” under the WARN Act and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

Section 5.7 Intercompany Guarantees

(a) Parent shall cause itself, Buyer or one or more of its other Affiliates to be substituted in all respects for Seller and its Affiliates, effective as of the Closing Date, in respect of all obligations of Seller and its Affiliates under each of the guarantees, indemnities, surety bonds, performance bonds, letters of credit and other credit support arrangements obtained by Seller and its Affiliates for the sole benefit of the Companies (the “Guarantees”) and shall use all commercially reasonable efforts to cause Seller and its Affiliates (other than the Companies) to be released, as of the Closing Date, from any obligations under such Guarantees; provided that nothing in this Section 5.7 shall require Parent or Buyer to guarantee any Indebtedness.

(b) As long as Seller or its Subsidiaries (other than the Companies) (i) has any obligations for payment or performance under any Guarantee, (ii) is a party to any Affiliated Contract, or (iii) was a party but remains liable for any payment or performance by any Company after the Closing, (1) Buyer shall maintain one or more errors and omissions policies on customary terms and amounts to insure the Companies in the conduct of the Business for at least $50 million in the aggregate and (2) Parent shall use all commercially reasonable efforts to cause Seller and its Affiliates (if any) to be named as additional insured parties under such errors and policies insofar as Seller and/or such Affiliates could be liable as guarantor for such insured risks.

Section 5.8 Transition Services; Use of Name

(a) Seller shall at the request of Buyer provide the Companies, for a period of up to 12 months from the Closing Date, with the services set forth on Schedule 5.8(a) (“Buyer Requested Transition Services”) which are currently being provided by Seller or Affiliates thereof to the Companies. Buyer shall pay for any such Buyer Requested Transition Services based on the allocated inter-company cost for such services in effect on the date hereof as set forth on Schedule 5.8(a). Buyer may terminate the provision of any such Buyer Requested Transition Services at any time on not less than 30 days’ prior notice. Seller shall have no obligation to continue to provide any Buyer Request Transition Services after the end of such 12-month period. Seller shall not change the infrastructure and systems that are required to provide the Buyer Requested Transition Services in a manner that would materially compromise the cost and provision of such services required hereby until Seller is no longer required to provide such service; provided that infrastructure and systems related to Benefit Plans may be changed in any respect or terminated by Seller after December 31, 2004. Exceptions to any terms of this Section 5.8(a) shall be as set forth in Schedule 5.8(a).

(b) Buyer shall, and shall cause the Companies to, at the request of Seller, provide Seller and its Subsidiaries, for a period of up to 12 months from the Closing Date, with the services set forth on Schedule 5.8(b) (“Seller Requested Transition Services”) which are currently being provided by the Companies in connection with the Excluded Assets. Seller shall pay for any such Seller Requested Transition Services based on the allocated inter-company cost for such services in effect on the date hereof as set forth on Schedule 5.8(b). Seller may terminate the provision of any such Seller Requested Transition Services at any time on not less than 30 days’ prior notice. Buyer shall have no obligation to continue to provide any such Seller Requested Transition Services after the end of such 12-month period. Buyer shall not, and shall cause the Companies not to, change the infrastructure and systems that are required to provide the Seller Requested Transition Services in a manner that would materially compromise the cost and provision of such services required hereby until Buyer is no longer required to provide such service. Exceptions to any terms of this Section 5.8(b) shall be as set forth in Schedule 5.8(b).

(c) Subject to the terms and conditions set forth herein, Seller hereby grants the Companies a royalty-free, paid-up, non-sublicensable, non-assignable, non-exclusive right and license to use the “Bowne Business Solutions” name and related marks or names listed on Schedule 5.8(c) (the “Bowne Names and Marks”) commencing at the Closing until June 30, 2005 solely in the ordinary course of business consistent with past practice and solely in connection with the Business in order to effectuate the transition and cessation of the use of the Bowne Names and Marks in a commercially reasonable manner to avoid customer confusion. After June 30, 2005, the Companies shall cease all use of the Bowne Names and Marks, except that the Companies may continue to identify the Business as being “formerly Bowne Business Solutions” solely in a non-trademark sense and in a fair and accurate manner in connection with the historical description of the Business. For the avoidance of doubt, all right, title and interest of Seller or its Affiliates in the name or mark “Business Solutions” solely for use in connection with the Business shall be transferred with the Business and thereafter be vested in the Companies; provided that Seller makes no representation or warranty as to the existence or enforceability of any such right, title or interest and Seller is transferring only such right, title or interest in such phrase as Seller may have acquired through its use as part of the mark “Bowne Business Solutions” in connection with the Business. Notwithstanding anything herein to the contrary, no right, title or interest in the Bowne Names and Marks listed on Schedule 5.8(c) is being transferred to Parent, Buyer or the Companies, except for the limited license provided in the first sentence of this Section 5.8(c).

(d) Seller shall take such other actions set forth on Schedule 5.8(d) to assist Parent and Buyer in separating the Companies from the Seller’s group. Seller will pay or reimburse certain such separation expenses set forth on Schedule 5.8(d) except as otherwise specified therein or in Section 9.2(b). Ongoing services set forth on Schedule 5.8(d) shall be set forth in the transition services agreement contemplated by Section 5.8(e), and shall be provided for a period of up to 12 months from the Closing Date. Except as set forth on Schedule 5.8(d) or specifically provided elsewhere in this Agreement, Seller shall not have any obligation to pay or reimburse Buyer or the Companies for any other increased costs that may be incurred as a consequence of the Companies no longer being part of Seller’s group. Nothing in this clause (d) shall require Seller to provide Buyer Requested Transition Services for a longer period than is contemplated by clause (a) or to permit the use of the Bowne Names and Marks for a longer period than is contemplated by clause (c).

(e) Seller shall, and Buyer shall cause BBS to, at or prior to the Closing enter into a transition services agreement, in the form attached hereto as Exhibit A, or another appropriate agreement providing for the provision of services and other assistance contemplated by this Section 5.8 and/or the other matters contemplated by Sections 5.10, 5.11(c), and 5.12(b).

Section 5.9 Accounts Receivable and Accounts Payable. Seller and Buyer agree that, as between themselves, the benefit of all accounts receivable and other receivables of the Business and the Companies, and all accounts payable and other trade payables of the Business and the Companies, in each case in existence as of the Closing but whether relating to or arising from the period prior to, on or subsequent to the Closing, shall be for the account of and for the benefit and burden of Buyer. To the extent that Seller or any of its Affiliates receive any funds to which a Company is entitled pursuant to the preceding sentence, Seller shall, or shall cause its Affiliates to, promptly deliver such funds to an account designated in writing by Buyer. If Seller or its Affiliates pay any accounts/trade payables of the Companies after the Closing Date, Parent and Buyer shall promptly cause the relevant Company to reimburse Seller for such payment.

Section 5.10 Termination of Affiliate Arrangements. Except as contemplated by this Agreement or as set forth in Schedule 5.10, on or prior to the Closing Date, the Companies shall have repaid or otherwise settled all of their outstanding Indebtedness (including interest thereon) and satisfied all of its other liabilities (other than payables for goods sold and services rendered which shall be paid in the ordinary course of business) owed to Seller or its Affiliates (other than the Companies), and Seller and its Affiliates shall have repaid or otherwise settled all of their outstanding Indebtedness (including interest thereon) and satisfied all of their other liabilities (other than payables for goods sold and services rendered which shall be paid in the ordinary course of business) owed to the Companies. All agreements between the Companies and Seller or its other Affiliates, other than agreements contemplated by this Agreement and agreements listed on Schedule 5.10, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied.

Section 5.11 Transfer of Excluded and Affiliated Assets; Affiliated Contracts

(a) On or prior to the Closing Date, Seller shall cause the Companies to take all actions required to transfer the assets set forth on Schedule 5.11(a) (the “Excluded Assets”) to an Affiliate of Seller. Such Excluded Assets will be transferred in the manner set forth on Schedule 5.11(a), and all costs of such transfer shall be for the account of Seller, except to the extent set forth on Schedule 5.11(a) and in Section 9.2(b). Parent and Buyer acknowledge and agree that the Excluded Assets will not be part of the Companies after the Closing Date and will cooperate with Seller in assisting with such transfer of assets (including assisting in obtaining any requisite consents of third parties in connection with such transfer as promptly as practicable therefor) in the event that any Excluded Assets are not properly transferred out of the Companies prior to the Closing.

(b) On or prior to the Closing Date, Seller shall take all actions required to transfer the Affiliated Assets (to the extent of the interest therein identified in Schedule 3.8(a)) to BBS (or, if appropriate under the circumstances, another Company), free and clear of any Liens except for Permitted Liens. All costs of such transfer shall be equally shared between Seller and Buyer unless otherwise set forth in Schedule 3.8(a) or in Section 9.2(b). In the event that any Affiliated Asset is not properly transferred to the Companies on or prior to the Closing Date, Seller shall (i) take all actions required to transfer such Affiliated Asset to BBS (or, if appropriate, another Company), (ii) hold such Affiliated Asset for the benefit of the Companies and take all actions necessary to allow the Companies to enjoy such benefit pending its transfer and (ii) bear all costs of such interim arrangements.

(c) On or prior to the Closing Date, Seller shall take all actions required to assign the Affiliated Contracts, including those on Schedule 3.8(a), except as otherwise set forth therein, to BBS (or, if appropriate under the circumstances, another Company). Such assignment shall be by novation (i.e., non-recourse to the assignor) if and to the extent agreed by the contractual counterparty. All costs of such transfer shall be equally shared between Seller and Buyer unless otherwise set forth in Schedule 3.8(a) or in Section 9.2(b). In the event that any Affiliated Contract, including those identified on Schedule 3.8(a), except as otherwise set forth therein, cannot be assigned on or prior to the Closing Date because such assignment requires the consent of the counterparty and such consent is not timely received, (i) Seller shall, to the maximum extent consistent with the terms of such Affiliated Contract, make available to the Companies the benefits of such Affiliated Contract, (ii) the Companies shall, to the extent (but only to the extent) of benefits actually received reimburse Seller for any payments required to be made thereunder, (iii) Seller and Buyer shall continue to cooperate to facilitate the assignment of such Affiliated Contract as promptly as practicable thereafter, and (iv) if such Affiliated Contract is a customer contract, Seller shall following the Closing continue to make all commercially reasonable efforts to facilitate the assignment of such Affiliated Contract to BBS or another Company and to mitigate any adverse consequences to the Companies that arise as a result of the delay in such assignment.

Section 5.12 Sublease of Certain Seller Office Space

(a) Prior to the Closing Date, Seller (or its relevant Affiliate, as determined by Seller) and BBS (or, if appropriate under the circumstances, another Company, as determined by Buyer) shall enter into sublease (or, if Seller or an Affiliate thereof is the owner, lease) arrangements for each of the current Company office locations set forth on, and in accordance with the terms set forth on, Schedule 5.12.

(b) Unless otherwise set forth on Schedule 5.12, each sublease (or, if applicable, lease) shall (i) have a term of the lesser of two years after the Closing or the period remaining until the termination of the underlying lease, (ii) provide for rent at cost in an amount consistent with the rates charged to the Companies as of the date hereof, subject to reasonable adjustments (including to adjust for additional services requested by the Companies, increases in rent on the primary lease and other variable costs) that the parties shall negotiate and agree upon in good faith, and (iii) require 6 months prior notice for termination, which notice may not be delivered prior to the first anniversary of the Closing Date. Unless otherwise agreed in writing, Seller shall (at its own cost) partition the space subleased (or, if applicable, leased) to BBS in a commercially reasonable and cost efficient manner so that the Business will be reasonably separate from the businesses of Seller and its Subsidiaries and secure after the Closing during the term of the sublease (or, if applicable, lease) to BBS in the locations and manner set forth in Schedule 5.12(b). In respect of each office location set forth on Schedule 5.12, Seller shall for the term of the sublease provide such security, maintenance, utilities and other support services as are provided on the date hereof at the current recharge cost therefor (subject to reasonable adjustments for third party cost increases).

(c) In connection with the foregoing, the parties shall cooperate to obtain all requisite consents relating to Seller’s (or its Affiliates’) applicable leases for office locations set forth on Schedule 5.12. Any costs related to such consent and sublease shall be equally shared between Seller and Buyer unless otherwise set forth in Schedule 5.12 or in Section 9.2(b).

Section 5.13 Employee Matters

(a) For a period of at least one year following the Closing Date, Parent and Buyer shall cause the Companies to provide the Company Employees with employee benefits that are no less favorable in the aggregate than those provided to such Company Employees on the date hereof (it being acknowledged that, as a private company, neither Parent nor Buyer will offer equity-based programs and that the foregoing is not intended to convert any discretionary bonuses into obligatory payments).

(b) Parent and Buyer shall cause the Companies to give Company Employees full credit for all purposes, including eligibility and vesting and benefit accrual (except for benefit accruals under any defined benefit pension, supplemental executive retirement or similar plan), under such employee benefit plans or arrangements established by Buyer in which such Company Employees may participate, for such Company Employees’ service recognized by the Companies immediately prior to the Closing Date under comparable Benefit Plans.

(c) Parent and Buyer shall cause the Companies to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans in which such Company Employees may be eligible to participate after the Closing Date and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Closing Date.

Section 5.14 Tax Matters

(a) Seller shall or shall cause the Companies to:

(i) prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by Law), and timely file all Tax Returns required to be filed by it (or them) for any taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), except that, in the case of any such Tax Return to be filed by any of the Companies on a separate basis, Seller shall timely deliver such Tax Return to the appropriate Company for filing;

(ii) fully and timely pay all Taxes due and payable in respect of such Pre-Closing Tax Period Tax Returns that are so filed or, in the case of any such Tax Return to be filed by the Companies on a separate basis as contemplated by clause (a)(i), pay the requisite amount over to the Companies for full and timely payment of all such Taxes except to the extent such Taxes are reflected as an accrued Tax liability on the Financial Statements and have been taken into account in determining the Final Adjustment Amount;

(iii) promptly notify Buyer of any material federal, state, local or foreign Action or audit pending against or with respect to the Companies in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Action or audit without Buyer’s consent, which shall not be unreasonably withheld;

(iv) prior to the Closing, terminate any and all tax indemnity, tax sharing or tax allocation agreement among Seller and the Companies such that there is no further liability thereunder.

(b) Buyer shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns that are required to be filed by or with respect to the Companies for Straddle Periods (“Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law). Buyer shall deliver, at least 30 days prior to the due date for filing such Straddle Return (including extension), to Seller a statement setting forth the amount of Tax allocated to Seller pursuant to Section 5.14(c) (the “Tax Statement”) and copies of such Straddle Return. Seller shall have the right to review such Straddle Return and the Tax Statement prior to the filing of such Straddle Return and, within ten days after the date of receipt by Seller of any Straddle Return, to request in writing any reasonable changes to such Straddle Return. If Seller agrees with the Tax Statement (such agreement not to be unreasonably withheld), Seller shall promptly pay to Buyer the amount shown thereon as due and owning with respect to the Tax allocated to Seller pursuant to Section 5.14(c) except to the extent such Taxes are reflected as an accrued Tax liability on the Financial Statements and have been taken into account in determining the Final Adjustment Amount. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Return and the Tax Statement and mutually to consent to the filing as promptly as possible of such Straddle Return. In the event the parties are unable to resolve any dispute within ten days after Buyer has received Seller’s written request for changes, then any disputed issues shall be promptly submitted to the Neutral Auditor selected pursuant to Section 2.2(b)(iii) to resolve in a final binding matter prior to the due date for such Straddle Return. The fees and expenses of the Neutral Auditor shall be shared equally between Seller and Buyer. Parent shall cause Buyer to do all things required under this provision.

(c) For purposes of this Agreement, in the case of any Taxes of the Companies that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes allocable to the portion of the Straddle Period ending on and including, and the portion or the Straddle Period beginning after, the Closing Date shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Companies for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” (in accordance with GAAP) by assuming that the books of the Companies were closed at the close of the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Companies. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 5.15 Customer Coordination. Seller, Parent and Buyer shall use their respective commercially reasonable efforts to cooperate and coordinate with each other to facilitate the smooth transition of the Companies’ customers to Buyer and its Subsidiaries after the Closing as contemplated by this Agreement, including obtaining the consents required to consummate the Transactions contemplated by Section 5.7 and Section 5.11. Parent, Buyer and their Affiliates shall not contact or communicate with the Companies’ customers in connection with the Transactions without first coordinating such contacts and/or communications with Seller and then only in accordance with the plans and procedures approved in advance by Seller.

Section 5.16 Severance and Bonus Payments. Seller shall pay directly to the individuals set forth in Schedule 5.16, or reimburse the applicable Company for, any severance or stay bonus payments, which are payable to such individuals in accordance with such individual’s retention and change of control agreement as such agreement exists as of the Closing Date. Buyer shall not, and shall cause the Companies not to, amend or waive any provision of the retention and change of control contract, severance arrangement or other document, in any manner which would increase or accelerate such individual’s entitlement to such payments. Amounts payable under this Section 5.16 shall be net of any severance amounts that have been accounted for in the calculations set forth in Section 2.2.

Section 5.17 Covenant Not to Compete

(a) Seller agrees that, for a period of three years after the Closing (the “Restricted Period”), it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage, anywhere in the world, whether as a principal, partner, stockholder, agent or consultant, in the Business (for purposes of this Section 5.17 only, as defined in Schedule 5.17(a)).

(b) During the Restricted Period, neither the Seller nor any of its Affiliates shall, directly or indirectly, (i) induce any customer of the Companies or any other Person with whom the Companies has a business relationship, whether contractual or otherwise, to discontinue, or alter in a manner materially adverse to the business of the Companies, such business relationship, or (ii) solicit or induce any employee of the Companies to leave the employment of the Companies; provided, however, that the foregoing shall not (i) preclude any solicitation by Seller or any of its Affiliates through general advertising not specifically directed at the employees of the Company or (ii) preclude Seller or its Affiliates from employing any individual who independently contacts the Seller or such Affiliate seeking employment.

(c) Notwithstanding anything to the contrary contained in this Section 5.17, the Seller and its Affiliates may (i) engage in the businesses and activities described in Schedule 5.17(c) and (ii) own or acquire, directly or indirectly, solely as an investment, securities of any Person, whether or not traded on any securities exchange, if neither the Seller nor any of its Affiliates is a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of equity securities of such Person.

(d) If the Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 5.17 (the “Restrictive Covenants”), Parent and Buyer shall have the right and remedy without regard to any other available remedy to (i) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (ii) have issued an injunction restraining any such breach; it being agreed that the Seller will not challenge an assertion by Parent or Buyer that any breach of any of the Restrictive Covenants will cause irreparable injury to Parent or Buyer, nor will the Seller assert as a defense to any such attempt to obtain equitable relief that money damages will provide an adequate remedy to Parent and Buyer. Under no circumstances shall Parent or Buyer be required to post a bond to enforce this covenant.

(e) It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made. The Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restricted Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

Section 5.18 Guarantee of Buyer’s Obligations. Parent shall cause Buyer to perform all of Buyer’s obligations arising under this Agreement.

Section 5.19 Termination of Joint Venture. Each of Seller and Parent shall cause its applicable Affiliate to, at the Closing, (i) terminate the joint venture agreement, dated as of November 19, 1996, as amended, between Bowne Venture Corporation and Williams Lea International Limited (formerly known as Williams Lea Consulting Limited), (b) take all reasonable steps to dissolve Bowne Williams Lea International, a New York partnership, as soon as practicable, and (c) waive any and all claims of such Affiliate arising under such joint venture agreement or in respect of Bowne Williams Lea International.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Parent and Buyer, on the one hand, and Seller, on the other, to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunction, etc. At the Closing Date, there shall be no Order of any nature of any Governmental Entity of competent jurisdiction in effect that restrains, enjoins or prohibits the consummation of the Transactions, including the transfer to Buyer by Seller of the Share Interests.

(b) Required Consents. The applicable waiting period specified under the Hart-Scott Act with respect to the Transactions shall have lapsed or been terminated and any Consent of a Governmental Entity or other Person specified on Schedule 6.1(b) shall have been obtained. All other Consents of any Governmental Entity as are required in connection with the transfer of the Share Interests to Buyer, which if not obtained would subject Parent, Buyer, Seller or the Companies, or any officer, director or agent of any such Person, to civil or criminal liability or could render such transfer void or voidable shall have been obtained.

Section 6.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Transactions is subject to fulfillment of each of the following conditions:

(a) Representations and Warranties. Parent’s and Buyer’s representations and warranties made in this Agreement hereto shall be true and correct as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and warranties that, in the aggregate (and excluding for this purpose any materiality exceptions therein), would not have a Buyer Material Adverse Effect, and Seller shall have received a certificate from authorized officers of Parent and Buyer to such effect.

(b) Performance of Covenants. Parent and Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed prior to or at the Closing, and Seller shall have received a certificate from authorized officers of Parent and Buyer to such effect.

(c) Operating Guarantee Obligations. Parent or Buyer shall have established replacement Guarantees in accordance with Section 5.7 with respect to the Guarantees listed on Schedule 3.16.

Section 6.3 Conditions Precedent to Obligation of Buyer. The obligation of Parent and Buyer to consummate the Transactions is subject to fulfillment of each of the following conditions:

(a) Representations and Warranties. Seller’s representations and warranties made in this Agreement shall be true and correct as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except for such breaches of representations and warranties that, in the aggregate (and excluding for this purpose any materiality exceptions therein), would not have a Company Material Adverse Effect, and Parent and Buyer shall have received a certificate from an authorized officer of Seller to such effect. Notwithstanding the foregoing, with respect to the representations and warranties set forth in Section 3.7, (i) the termination of any customer contracts or the non-renewal of any customer contracts, (ii) the loss of any revenue or profit relating to the matters set forth in Schedule 3.20, or (iii) the failure to transfer customer contracts, to the extent not combined with other adverse events or developments, shall be governed by the applicable conditions set forth in Section 6.3(d) and Section 6.3(e), and this Section 6.3(a) shall not provide an additional condition precedent in relation to such events. The parties agree that the $2.5 million threshold set forth in Section 6.3(e) shall not be considered in analyzing whether the condition set forth in this Section 6.3(a) has been satisfied.

(b) Performance of Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed prior to or at the Closing, and Parent and Buyer shall have received a certificate from an authorized officer of Seller to such effect.

(c) Company Material Adverse Effect. Since the date of this Agreement to the Closing Date, there shall have occurred no event or development that has had, or would be reasonably likely to have, a Company Material Adverse Effect. Notwithstanding the foregoing, (i) the termination of any customer contracts or the non-renewal of any customer contracts, (ii) the loss of any revenue or profit relating to the matters set forth in Schedule 3.20, or (iii) the failure to transfer customer contracts, to the extent not combined with other adverse events or developments, shall be governed by the applicable conditions set forth in Section 6.3(d) and Section 6.3(e), and this Section 6.3(c) shall not provide an additional condition precedent in relation to such events. The parties agree that the $2.5 million threshold set forth in Section 6.3(e) shall not be considered in analyzing whether the condition set forth in this Section 6.3(c) has been satisfied.

(d) Transfer of Certain Agreements. The customer contracts set forth on Schedule 6.3(d) shall have been assigned to BBS in accordance with Section 5.11.

(e) Customer Contracts. It shall not be the case that (A) one or more Top 25 Customers terminates (or gives written notice of termination of) their contract(s) on or prior to the Walk-Away Deadline (as defined below) and (B) the annual gross profit determined in accordance with Schedule 6.3(e), in the aggregate, represented by such terminating Top 25 Customers’ contract(s) exceeds the amount set forth in Schedule 6.3(e); provided that neither Parent nor Buyer may rely on this Section 6.3(e) after the Walk-Away Deadline. For the avoidance of doubt, if customer contracts expire by their terms and are not renewed, the annual gross profit of such expired contracts shall not be counted for purposes of the closing condition set forth in Section 6.3(e). In addition, no loss of annual gross profit attributable to the matters set forth in Schedule 3.20 shall be counted for purposes of this Section 6.3(e).

“Walk-Away Deadline” means the earlier to occur of (A) the date that the Closing would have occurred (assuming the condition set forth in this Section 6.3(e) has been satisfied) but for the actions, or failures to take action (including any failures to satisfy any of the conditions to the Closing due to matters within the control of Parent, Buyer or other Affiliates) of Parent, Buyer or their Affiliates; provided that for purposes of clarity, any delay in having the shareholder vote contemplated in Section 4.8 shall not extend this period, or (B) the 10th Business Day after delivery by Seller of written notice notifying Buyer of one or more terminations of customer contracts as contemplated by Section 6.3(e); provided that if any other termination(s) with respect to other Top 25 Customers’ contracts occurs or any other adverse information concerning the Companies is received after the initial (or any subsequent) 10 Business Day period, then the Walk-Away Deadline for purposes of clause (B) shall be the 10th Business Day after the delivery by Seller of written notice notifying Buyer of such subsequent termination(s) or the receipt of any such adverse information.

ARTICLE VII

TERMINATION

Section 7.1 Termination Events. This Agreement may be terminated and the Transactions may be abandoned:

(a) by mutual written consent of the parties hereto;

(b) by Seller or Buyer, each in its sole discretion, if the Closing shall not have been consummated on or before December 31, 2004, unless extended by written agreement of the parties hereto;

(c) by Seller if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by Seller; or

(d) by Buyer if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment and shall not have been waived by Buyer or Parent;

provided, however, that the party seeking termination pursuant to clauses (b), (c) or (d) above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement at the time of termination, other than with respect to a breach that is caused by any act or omission of a third party.

Section 7.2 Effect of Termination. In the event of any termination of the Agreement as provided in Section 7.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Parent, Buyer or Seller, except that (a) the obligations of Parent, Buyer and Seller under Sections 5.2 (as to confidentiality) and 5.4 (as to public disclosures) of this Agreement and the provisions of Article IX of this Agreement shall remain in full force and effect and (b) termination shall not preclude either party from suing the other party for any intentional breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Seller. From and after the Closing, Seller shall defend, indemnify and hold Buyer and its Affiliates (including Parent and the Companies) harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys fees and expenses (hereinafter “Losses”) incurred by Buyer or its Affiliates or agents arising out of:

(a) subject to Section 8.4, any breach of Seller’s representations and warranties in this Agreement (other than the representations and warranties contained in Section 3.13, with the exception of Section 3.13(f));

(b) any breach of Seller’s covenants and other agreements in this Agreement;

(c) (i) Taxes of the consolidated group for U.S. federal income tax purposes that includes Seller (the “Seller Group”), and Taxes of the Companies for Pre-Closing Tax Periods and with respect to any Straddle Period for the portion thereof ending on the Closing Date except to the extent such Taxes are reflected as an accrued Tax liability on the Financial Statements and have been taken into account in determining the Final Adjustment Amount; (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6 or comparable provision of foreign, state or local law; (iii) Taxes arising out of the transactions contemplated by this Agreement, except for Taxes for which Buyer is responsible pursuant to Section 9.2; and (iv) Taxes or other payments required to be paid after the date hereof by the Companies to any party under any tax sharing agreement (whether written or not) to which any of the Companies was obligated, or was a party, on or prior to the Closing Date (collectively, Buyer’s “Tax Losses”); provided, however, that the indemnity provided under this Section 8.1(c) shall not cover Tax liabilities resulting from any transaction of Buyer or any of its Affiliates not in the ordinary course of business (other than the transactions contemplated hereunder) that occurs on the Closing Date but after the Closing;

(d) any dispute or claim against, in respect of, or in any manner relating to any Benefit Plan subject to Title IV of ERISA, maintained or contributed to by Seller or any of its Affiliates or any entity that would be considered a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code (other than the Companies) (the “ERISA Group”) solely on account of the Companies having been, prior to the Closing, a member of the ERISA Group;

(e) the Excluded Assets; and

(f) subject to Section 8.3(d), Enron litigation and Jones Day dispute, in each case to the extent identified in Schedule 3.10 (the “Retained Litigation”); provided that Losses from such Jones Day dispute shall be net of receivables payable, if any, to the Companies.

Section 8.2 Indemnification by Buyer. From and after the Closing, Parent and Buyer shall defend, indemnify and hold Seller and its Affiliates harmless from and against and in respect of any and all actual Losses incurred directly by Seller or its Affiliates or agents arising out of:

(a) the Guarantees, Affiliated Assets and any Affiliated Contracts assigned to the Companies without novation pursuant to Section 5.11(c);

(b) any breach of Buyer’s representations, warranties, covenants and other agreements in this Agreement;

(c) except as set forth in Section 5.16, liabilities arising in the operation of the Companies after the Closing, including any (i) claims relating to the discontinuance, suspension or modification of any Benefit Plan after the Closing or (ii) claims for severance or other benefits arising under any Benefit Plan arising as a result of the Transaction or the termination of any Company Employee at or after the Closing;

(d) the Companies’ use of the Bowne Names and Marks in a manner not authorized pursuant to Section 5.8(b); and

(e) Taxes of the Companies (i) for periods or portions thereof beginning after the Closing Date (“Post-Closing Taxes”) other than amounts for which Buyer and its Affiliates are indemnified by Seller under Section 8.1(c) (collectively, Seller’s “Tax Losses”) and (ii) resulting from any transaction of Buyer or its Affiliates occurring after the Closing.

Section 8.3 Indemnification Procedures.

(a) Any indemnified party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall provide the indemnifying party/ies (the “Indemnifying Party”) prompt written notice of any third party claim which may give rise to any indemnity obligation under this Article VIII, together with the estimated amount of such claim, if reasonably available, copies of all correspondence, process, legal pleadings and other relevant documentation relating thereto, and reference to the provisions of this Agreement under which liability is asserted.

(b) The Indemnifying Party shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within thirty (30) days of receipt of the Indemnified Party’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the Indemnified Party desires to participate in any such defense validly assumed by the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnifying Party declines or fails to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by the Indemnified Party, including all reasonable fees and disbursements of counsel.

(c) Seller shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any such claim or demand (i) on a basis which would result in the imposition of an Order that adversely affects Parent, Buyer or the Companies, (ii) on a basis which would restrict the future activity or conduct of, or involve the admission of wrongdoing by, the Companies or any Affiliate thereof or (iii) if such settlement or compromise does not include an unconditional release of Buyer and its Affiliates for any liability arising out of such claim or demand from the applicable third party. Except as contemplated by Section 8.6(b), neither Parent nor Buyer shall, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any claim or demand for which Seller is the Indemnifying Party under this Agreement.

(d) After the Closing, Buyer shall, and shall cause the Companies to, provide reasonable assistance to Seller as Seller may request (including providing reasonable access to personnel, properties, books and records) to prosecute, defend, settle, compromise or otherwise deal with the Retained Litigation. Seller shall reimburse Buyer and its Affiliates for all actual out-of-pocket costs incurred by them in fulfilling their obligations under this Section 8.3(d). Any monetary award, settlement amount or similar payment received by Buyer or its Affiliates from third parties in connection with the Enron matter included in the Retained Litigation (other than the reimbursed expenses of this Section 8.3(d)) shall be promptly delivered to Seller upon receipt.

Section 8.4 Limitations on Liability

(a) Seller’s liability for any Losses arising from any breach of any representation or warranty in this Agreement shall be subject to the following limitations:

(i) Seller’s representations and warranties in this Agreement shall survive the Closing, but shall terminate on April 30, 2006 except to the extent that written notice of any alleged breach thereof has been provided to Seller prior to such date pursuant to Section 8.3; and

(ii) Seller shall have no liability for such Losses until the aggregate amount of such Losses for which Seller is obligated to indemnify pursuant to Section 8.1(a) shall exceed $1,000,000 (the “Threshold Amount”), in which case Seller shall only be liable to the extent that the aggregate of all such indemnifiable Losses exceeds the Threshold Amount.

(b) Seller’s aggregate liability for all indemnified Losses under Sections 8.1(a) and 8.1(b) of this Agreement shall not exceed 75% of the sum of the Purchase Price and the Non-Compete Consideration, except that Seller’s aggregate liability for all indemnified Losses pursuant to Section 8.1 shall not exceed 100% of such sum. Notwithstanding anything to the contrary, the limitations of this clause (b) shall not apply to (i) any Taxes of Seller and its Subsidiaries other than Taxes of, or attributable to, the Companies and (ii) Section 8.1(d).

(c) The amount of the Indemnifying Party’s liability under this Agreement for any Loss shall be determined after taking into account any applicable insurance proceeds received by the Indemnified Party in respect of such Loss. Buyer and Seller shall each use commercially reasonable efforts to collect any amount available under insurance coverage or from any other Person responsible for any Losses for which an indemnity claim is being made.

(d) No Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses, and the parties agree that the indemnification provisions set forth in this Agreement shall not apply to any Losses to the extent such Losses are accounted for in the calculations of the purchase price adjustment set forth in Section 2.2. Seller shall cooperate with and assist Buyer and the Companies to recover any reasonable claims resulting from pre-Closing events or occurrences with respect to the operations of the Companies under any insurance policy of Seller applicable therefor; provided that Seller shall have no obligation to incur any cost or expense, pay any premium or make any other payment to an insurer in connection therewith unless reimbursed by Buyer therefor. If an Indemnified Party receives any amount under applicable insurance policy, or from any other Person alleged to be responsible for any Losses, subsequent to receipt of an indemnification payment, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification payment up to the lesser of (i) the amount received by the Indemnified Party from the other Person in respect of such Losses, net of any expenses incurred by such party in collecting such amount, and (ii) the excess, if any, of the total amount received in respect of such Losses from the other Person and from the Indemnifying Party over the sum of the total amount of such Losses suffered by the Indemnified Party and the expenses incurred by the Indemnified Party in collecting such amounts. Any Losses excluded from the indemnification provisions set forth in this Article VIII due to insurance or other third party recoveries shall not be considered for purposes of calculating the deductible threshold set forth in Section 8.4(a).

(e) All indemnification payments for Losses made pursuant to this Article VIII shall be made on an after-tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an indemnitee hereunder, the amount of such Loss shall be (i) increased to take into account any additional Tax cost actually incurred by the indemnitee arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other tax benefit actually realized by the indemnitee with respect to such Loss (“Tax Benefits”). In computing the amount of any such Tax Cost or Tax Benefit, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss; provided, that, if a Tax Cost or Tax Benefit is not realized in the taxable period during which an indemnifying party makes an indemnification payment or the indemnitee incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Costs and Tax Benefits realized by the parties hereto in each such subsequent taxable period. Any payment made from Seller to Buyer shall, unless otherwise required by Law, be treated as a reduction in Purchase Price that will not result in any actual Tax Cost to Buyer for purposes of subsection (i) of this Section 8.4(e).

(f) The parties agree that under no circumstances will a party be entitled to any special, consequential, indirect or punitive damages pursuant to the indemnification provisions set forth in this Agreement, except to the extent such damages are awarded or otherwise required to be paid to a third party. The foregoing shall not, however, limit the ability of the Parent and the Buyer to recover Damages for the diminution in value of the Companies associated with any breach of the Seller’s representations and warranties relating to the Companies hereunder to the extent that the laws of New York would permit a party to recover such damages as a consequence of the breach.

(g) Without prejudice to Section 9.7, in the absence of fraud, the indemnification provided in this Article VIII shall be the exclusive remedy for money damages available to the parties for any breach of this Agreement or in relation to any claim arising out of the Transactions.

(h) The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 8.5 Tax Indemnification Procedures.

(a) After the Closing, each party to this Agreement (whether Parent/Buyer or Seller, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Entity or any other Person with respect to Taxes for which such other party is liable pursuant to Section 8.1(c) or 8.2(e) of this Agreement; provided, however, that a failure to give such notice will not affect such party’s rights to indemnification under this Article VIII, except to the extent that such other party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b) Payment by an Indemnifying Party of any amount due to an Indemnified Party under Section 8.1(c) or 8.2(e) of this Agreement shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Entity or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) business days before it is due to the appropriate Governmental Entity or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 8.6 of this Agreement, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Entity. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Entity, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Entity, an agreement contained in Internal Revenue Service form 870-D or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

Section 8.6 Tax Audits and Contests; Cooperation.

(a) After the Closing Date, except in the case of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Companies (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to a Tax Return of any consolidated, combined or unitary group of which Seller and the Companies were members, (a “Pre-Closing Consolidated Return”), and except as provided in (b) and (c) below, Buyer shall control the conduct, through counsel of its own choosing, of any Contest.

(b) In the case of a Contest after the Closing Date that relates solely to a Tax Return for a Pre-Closing Tax Period (including, without limitation, any Pre-Closing Consolidated Returns), Seller shall control the conduct of such Contest, but Buyer shall have the right to participate in such Contest (or, in the case of a Contest that relates to a consolidated group Tax Return of Seller, in any portion of such Contest that relates to any of the Companies) at its own expense, and Seller shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of any of the Companies for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided that with respect to any such Contest other than a Contest that relates solely to a consolidated Tax Return of the Seller Group, if Seller fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Seller of notice of such Contest, Buyer shall have the right to assume control of such Contest and Buyer shall be able to settle, compromise and/or concede such Contest in its sole discretion, unless such Contest involves a matter indemnifiable by Seller, in which case Buyer shall not settle, compromise and/or concede such Contest without prior written consent of Seller, which consent shall not be unreasonably withheld, except that if Seller does not provide Buyer with such written consent within 30 days after Buyer notifies Seller of such proposed settlement, compromise and/or concession, Buyer shall be able to settle, compromise and/or concede such Contest without such consent.

(c) In the case of a Contest that relates to a Straddle Return, Seller shall control the conduct of such Contest, but Buyer shall have the right to participate in such Contest at its own expense, and Seller shall not settle, compromise and/or concede such Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(d) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Companies as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Seller and Buyer shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to any of the Companies (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 8.6(d). Any information obtained under this Section 8.6(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding; provided that the party providing such information is notified of the circumstances whereby the information will not be kept confidential.

(e) Each of Seller and Buyer shall, and shall cause the Companies to, (i) use all commercially reasonable efforts to properly retain and maintain the tax and accounting records of the Companies that relate to Pre-Closing Tax Periods until the expiration of the statute of limitations (taking into account, to the extent notified by Buyer or Seller, any extensions thereof) and shall thereafter provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the other party upon such party’s written request prior to any such destruction, abandonment or disposition, and (iii) allow the other party and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the other party may reasonably deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours and at the other party’s sole expense. Any information obtained under this Section 8.6(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding; provided that the party providing such information is notified of the circumstances whereby the information will not be kept confidential.

Section 8.7 Indemnification of Former BBS Directors and Officers. Parent and Buyer shall cause the Companies and their respective successors and assigns to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Companies (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Companies pursuant to their respective organizational documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Companies.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by overnight courier with receipt, when telefaxed and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to Parent or Buyer:

Williams Lea Group Limited

Clifton House, Worship Street

London EC2A 2EJ

Attention: Finance Director

Facsimile: +44-20-7772-4285

with a copy (which shall not itself constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Alder Castle, 10 Noble Street

London EC2V 7JU

Attention: David K. Lakhdhir, Esq.

Facsimile: +44-20-7367-1650

if to Seller:

Bowne & Co., Inc.

345 Hudson Street

New York, New York

Attention: Scott Spitzer, Esq.

Facsimile: 212-931-1899

with a copy (which shall not itself constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Alan G. Schwartz, Esq.

Facsimile: 212-455-2502

or to such other address as any such party shall designate by written notice to the other party hereto.

Section 9.2 Expenses; Transfer Taxes.

(a) Except as specifically set forth in this Agreement, Seller (on the one hand) and Parent and Buyer (on the other hand) shall each pay its respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement. Buyer shall be responsible for the payment of all sales and stamp and transfer taxes, if any, which may be payable in respect of its purchase of the Share Interests, and, except as specifically set forth in this Agreement, Seller shall be responsible for the payment of all such taxes, if any, which may be payable with respect to the consummation of the Transactions other than the Share Purchase, and to the extent any exemptions from such taxes are available Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

(b) Notwithstanding anything herein to the contrary, Buyer shall only be responsible for up to $100,000 of the costs and expenses stated to be shared between Seller and Buyer in Sections 5.8(d), 5.11 or 5.12 (or in the schedules referenced therein). After such amount, Seller shall bear all of the costs and expenses of the matters set forth in such sections (or in the schedules referenced therein).

Section 9.3 Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consent, shall be null and void, except that Parent and Buyer may assign their rights (but not obligations) under this Agreement to any lender(s) providing financing for the Transactions.

Section 9.4 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 9.5 Third Parties. Except as set forth in Section 8.7, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 9.6 Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and performed entirely within such state.

Section 9.7 Specific Performance. The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.8 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Action arising out of this Agreement or any of the Transactions. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

Section 9.9 Entire Agreement. This Agreement, the Schedules and any exhibits hereto, and the Confidentiality Agreement referred to in Section 5.2, set forth the entire understanding of the parties hereto with respect to the subject matter hereof.

Section 9.10 Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.11 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 9.13 Schedules and Exhibits. All exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 9.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.15 Further Assurances. From time to time after the Closing, as and when requested by a party hereto and at such party’s expense, the other party shall, and shall cause its controlled Affiliates to, execute and deliver all documents and instruments and take all other actions as the requesting party may reasonably deem necessary or desirable to evidence or effectuate any of the Transactions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the date first above written.

BOWNE & CO., INC.

By: /s/ Philip E. Kucera

Name: Philip E. Kucera
Title: Interim Chief Executive Officer

WILLIAMS LEA GROUP LIMITED

By: /s/ Justin Barton

Name: Justin Barton

Title: Director

WILLIAMS LEA HOLDINGS INC.

By: /s/ Justin Barton

Name: Justin Barton
Title: President